Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Results for Fiscal 2014 Third Quarter

•	Record $114.6 million in backlog at quarter end

•	Third quarter sales were $23.4 million, down 9% from sales of $25.6 million in the prior-year period; sales for the nine-month period were $76.1 million, up 3%

•	Earnings per diluted share for the quarter were $0.14 compared with prior year’s $0.30; prior year was $0.21 when adjusted for a nonrecurring item

•	Earnings per diluted share for the nine-month period were $0.78, up from $0.70 in the prior year; up from $0.61 in the prior year when adjusted for a nonrecurring item

•	Reaffirmed fiscal 2014 expectations along with no change to fiscal 2015 revenue outlook

•	Cash, equivalents and investments totaled $63.9 million at quarter end

BATAVIA, NY, January 31, 2014 – Graham Corporation (NYSE MKT: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial and operating results for its third quarter and nine months ended December 31, 2013. Graham’s current fiscal year (“fiscal 2014”) ends March 31, 2014 and its prior fiscal year (“fiscal 2013”) ended March 31, 2013.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Based on order flow throughout fiscal 2013, our revenue and margins for the quarter came in as expected. Order levels stepped up measurably during the first half of fiscal 2014, which provides the confidence in our strong expectations for the fourth quarter. The diversity of our orders and backlog in this current cycle demonstrates our success with expanding our addressable market. Approximately 27% of revenue for the nine-month period is from new customers or new markets since the last cycle that ended in fiscal year 2009.”

Third Quarter Fiscal 2014 Sales

By geographic region, sales in the third quarter of fiscal 2014 increased $4.7 million to the Company’s category of Other geographic markets, primarily Canada, and by $3.1 million to the U.S., when compared with the prior-year period. Sales to the Middle East and Asia markets were down by $6.1 million and $3.9 million, respectively. International sales represented 38% of fiscal 2014 third quarter sales.

Power industry sales, which includes nuclear, increased $1.2 million while sales to other commercial and industrial markets increased by $1.3 million. Sales to the refining and chemical/petrochemical markets were down $4.7 million in total.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Third Quarter Fiscal 2014 Operating Performance

Gross profit was $6.1 million, or 26.0% of sales, compared with $7.1 million, or 27.8% of sales, in the same period of the prior fiscal year. Gross profit and margin were impacted primarily by lower sales volume as well as by the mix of projects.

Selling, general and administrative (“SG&A”) expenses were $4.1 million compared with $3.2 million in the prior-year period. The fiscal 2013 third quarter’s SG&A included a $975 thousand reversal of the second year contingent earn-out provision related to the Company’s December 2010 acquisition of Energy Steel. Excluding that reversal, SG&A was comparable with the prior year’s period. As a percent of sales, SG&A was 17.5% compared with adjusted SG&A of 16.2% in the same prior-year quarter, which excludes the earn-out reversal. Operating profit in the quarter was $2.0 million, or 8.5% of sales, compared with $3.9 million, or 15.4% of sales, in the third quarter of fiscal 2013, or 11.6%, excluding the reversal described above.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $2.5 million, or 10.8% of sales, compared with $4.5 million, or 17.4% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the quarter was 28.8%, compared with 22.5% in the same prior-year period. The reported quarter’s tax rate benefitted from the reversal of a liability for unrecognized tax benefits while the fiscal 2013 rate benefitted from the reversal of the earn-out provision. Graham expects its fiscal 2014 full year tax rate to be between 33% and 34%.

Net income was $1.4 million, or $0.14 per diluted share, representing a net income reduction of $0.7 million, or $0.07 per diluted share from the prior-year period of $2.1 million, or $0.21 per diluted share on an adjusted basis, which excludes the $975 thousand reversal previously described. Reported net income in the third quarter of fiscal 2013 was $3.0 million or $0.30 per diluted share.

First Nine Months of Fiscal 2014 Review

Net sales were $76.1 million, up 3% from the same prior-year period. International sales were $32.5 million and represented 43% of total sales compared with $34.8 million, or 47% of sales, in the first nine months of fiscal 2013. Sales to the U.S. increased $4.4 million, or 11%, to $43.6 million compared with the same prior-year period.

Gross profit was $24.4 million, or 32.0% of total sales, compared with $21.3 million, or 28.7% of sales, in the same prior-year period. SG&A expenses were $13.0 million, up $1.3 million. SG&A was up $0.3 million compared with SG&A in fiscal 2013’s nine-month period when adjusted for the earnout provision reversal described above. As a percent of sales, SG&A was 17.0% compared with adjusted SG&A of 17.1% in the same prior-year period.

EBITDA was $13.1 million, or 17.2% of sales, compared with $11.1 million, or 15.0% of sales, in the prior-year period. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net income was $7.8 million, or $0.78 per diluted share, representing a net income improvement of $1.7 million, or $0.17 per diluted share from the prior-year period of $6.1 million, or $0.61 per diluted share on an adjusted basis, which excludes the $975 thousand reversal previously described. Reported net income in the first nine months of fiscal 2013 was $7.1 million or $0.70 per diluted share.

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Solid Balance Sheet with No Debt

Cash, cash equivalents and investments at December 31, 2013, grew to $63.9 million compared with $54.9 million at September 30, 2013 and $51.7 million at March 31, 2013.

Cash provided by operations in the third quarter and first nine months of fiscal 2014 were $10.3 million and $14.6 million, respectively, compared with $8.7 million and $14.9 million in the third quarter and first nine months of fiscal 2013, respectively. The increase in cash provided by operations in the third quarter of fiscal 2014 reflects the timing of collections on accounts receivable and customer progress payments. The increased cash on hand will be used over the next few quarters to fund the Company’s production expansion.

Capital expenditures were $2.2 million in the first nine months of fiscal 2014, up $1.2 million from the prior-year’s nine month period. As previously indicated, capital expenditures in fiscal 2014 are expected to be between $6 million and $7 million, including expenditures for production expansion at the Company’s Batavia, New York facility, which is expected to be completed by September 30, 2014.

Graham had neither borrowings under its credit facility nor any long-term debt outstanding at December 31, 2013.

Robust and Diverse Backlog

Orders during the third quarter of fiscal 2014 were $23.5 million, down $1.1 million, or 5%, from $24.6 million in the third quarter of fiscal 2013 and down sequentially from a record $48.4 million in the fiscal 2014 second quarter.

Mr. Lines noted, “Following exceptionally strong order levels in the first half of fiscal 2014, we anticipated a bit of an order slowdown in our second half due to staging of the next grouping of active projects. Orders fiscal year-to-date were up 50% from the same period of fiscal 2013, and we continue to be encouraged by the level of quoting activity and our bidding pipeline. We have successfully expanded our engineering execution capacity and reduced engineering lead time. We therefore expect to be able to handle the growing workload we anticipate while at the same time enhancing our responsiveness. Moreover, our plant expansion project is progressing smoothly and we believe we are well-prepared to seize opportunities as this growth cycle advances.”

Orders from the chemical/petrochemical and power industries both increased significantly over the third quarter of fiscal 2013, particularly the chemical/petrochemical industry where orders of $11.1 million compare with $2.6 million in the prior-year’s period. Decreased orders from the refining industry, which saw 78% order reduction during the third quarter compared with the prior year’s quarter, and from other commercial and industrial markets, were mostly the result of project timing. When compared with the trailing second quarter of fiscal 2014, the power industry experienced 70% order growth while orders from refining, chemical/petrochemical and other commercial and industrial markets were down slightly.

Orders from U.S. customers represented 85%, or $19.9 million, of total orders received during the third quarter of fiscal 2014, while orders from international markets accounted for $3.6 million of total orders. Consistent with recent quarters, the ongoing availability of low-cost natural gas is driving the surge in U.S. investment spending for the chemical/petrochemical industry. Orders for the first nine months of fiscal 2014 included 75% from the U.S. The Company believes that this increase is a near to mid-term shift toward the U.S. market resulting from the structural changes that have taken place in the natural gas market. Over the long term, Graham expects that orders will be geographically diverse and variable between quarters and, ultimately, will be relatively balanced between domestic and international markets.

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham’s backlog was a record $114.6 million at December 31, 2013, up from $114.4 million at September 30, 2013 and from $90.7 million at December 31, 2012. The backlog at the end of the third quarter reflects industry diversity, with approximately 32% of projects in backlog for chemical/petrochemical projects, 25% for refinery projects, and 15% for power projects, including nuclear. All other industries served by Graham, including the U.S. Navy, accounted for 28% of backlog. Approximately 40% of backlog is for new customers gained since the prior up-cycle that reflects successful execution of the Company’s revenue diversification strategy.

Approximately 70% to 75% of orders currently in backlog are expected to be converted to sales within the next 12 months, approximately 15% to 20% are expected to be converted within the next 12 to 24 months, and approximately 10% are expected to be converted beyond 24 months.

The Company continues to expect sales of $100 million to $110 million for fiscal 2014. Gross margin should be between 31% and 33% and SG&A expense expectations are unchanged at 16% to 17% of sales.

Mr. Lines concluded, “Our fiscal 2014 results thus far are consistent with our expectations, driven by our fiscal 2013 order activity. We anticipate a strong finish to fiscal 2014. We are especially encouraged by the diversity of our backlog, which we believe results from our efforts to broaden our customers and markets. In these early stages of what we believe is a strengthening growth cycle, we look forward to fiscal 2015 with optimism, given the strong order activity we have experienced during this fiscal year. As indicated last quarter, we believe revenue in fiscal 2015 will grow to approximately $115 million to $135 million.”

Webcast and Conference Call

Graham management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review Graham’s financial condition and operating results for its third quarter and first nine months of fiscal 2014, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 13574436. A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of call through Friday, February 7, 2014. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “goal,” “anticipates,” “target,” “believes,” “appears,” “could,” “plan,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future are forward-looking statements, including but not limited to: the current and future economic environments affecting Graham Corporation and the markets it serves; expectations regarding investments in new projects by customers; sources of revenue and anticipated revenue, including the contribution from the growth of new products, services and markets; expectations regarding achievement of revenue and profitability expectations; plans for future products and services and for enhancements to existing products and services; operations in foreign countries; Graham Corporation’s ability to continue to pursue its acquisition and growth strategy; the ability to expand nuclear power work, including into new markets; the ability to successfully execute existing contracts; estimates regarding liquidity and capital requirements; the timing of conversion of backlog to sales; the ability to attract or retain customers; the outcome of any existing or future litigation; and the ability to increase productivity and capacity. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham Corporation Third Quarter Fiscal 2014

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		%	Nine Months Ended December 31,		%
	2013	2012	Change	2013	2012	Change
Net sales	$23,385	$25,633	(9%)	$76,131	$74,068	3%
Cost of products sold	17,295	18,505	(7%)	51,737	52,791	(2%)

Gross profit	6,090	7,128	(15%)	24,394	21,277	15%

Gross profit margin	26.0%	27.8%		32.0%	28.7%
Other expenses and income:
Selling, general and administrative	4,047	3,131	29%	12,786	11,538	11%
Selling, general and administrative—amortization	55	57	(4%)	168	170	(1%)

Operating profit	1,988	3,940	(50%)	11,440	9,569	20%
Operating profit margin	8.5%		15.4%	15.0%		12.9%
Interest income	(10)	(13)	(23%)	(31)	(38)	(18%)
Interest expense	(11)	19	(158%)	(2)	(271)	(99%)

Income before income taxes	2,009	3,934	(49%)	11,473	9,878	16%
Provision for income taxes	578	887	(35%)	3,645	2,826	29%

Net income	$1,431	$3,047	(53%)	$7,828	$7,052	11%

Per share data:
Basic:
Net income	$0.14	$0.30	(53%)	$0.78	$0.70	11%

Diluted:
Net income	$0.14	$0.30	(53%)	$0.78	$0.70	11%

Weighted average common shares outstanding:
Basic	10,070	10,034		10,063	10,023
Diluted	10,107	10,057		10,099	10,046
Dividends declared per share	$0.03	$0.02		$0.09	$0.06

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham Corporation Third Quarter Fiscal 2014

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	December 31,	March 31,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$33,407	$24,194
Investments	30,498	27,498
Trade accounts receivable, net of allowances ($48 and $33 at December 31 and March 31, 2013, respectively)	12,370	9,440
Unbilled revenue	6,590	13,113
Inventories	11,088	11,171
Prepaid expenses and other current assets	1,002	783
Income taxes receivable	1,731	2,635
Deferred income tax asset	48	69

Total current assets	96,734	88,903
Property, plant and equipment, net	13,798	13,288
Prepaid pension asset	2,944	2,349
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,653	4,788
Other assets	202	167

Total assets	$135,569	$126,733

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$81	$87
Accounts payable	8,117	9,429
Accrued compensation	5,113	5,018
Accrued expenses and other current liabilities	3,030	3,051
Customer deposits	8,312	6,919
Deferred income tax liability	382	373

Total current liabilities	25,035	24,877
Capital lease obligations	67	127
Accrued compensation	158	308
Deferred income tax liability	7,389	7,131
Accrued pension liability	261	227
Accrued postretirement benefits	946	923
Other long-term liabilities	—	145

Total liabilities	33,856	33,738

Stockholders’ equity:
Preferred stock, $1.00 par value—Authorized, 500 shares
Common stock, $.10 par value—Authorized, 25,500 shares
Issued,10,390 and 10,331 shares at December 31 and March 31, 2013, respectively	1,039	1,033
Capital in excess of par value	19,807	18,596
Retained earnings	91,555	84,632
Accumulated other comprehensive loss	(7,531)	(8,033)
Treasury stock, 317 and 327 shares at December 31 and March 31, 2013, respectively	(3,157)	(3,233)

Total stockholders’ equity	101,713	92,995

Total liabilities and stockholders’ equity	$135,569	$126,733

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham Corporation Third Quarter Fiscal 2014

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Nine Months Ended
	December 31,
	2013	2012
Operating activities:
Net income	$7,828	$7,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,478	1,390
Amortization	168	170
Amortization of unrecognized prior service cost and actuarial losses	663	666
Discount accretion on investments	(6)	(10)
Stock-based compensation expense	489	463
Loss on disposal of property, plant and equipment	207	8
Deferred income taxes	88	(259)
(Increase) decrease in operating assets:
Accounts receivable	(3,019)	210
Unbilled revenue	6,559	5,017
Inventories	275	(1,335)
Prepaid expenses and other current and non-current assets	(326)	74
Prepaid pension asset	(595)	(575)
Increase (decrease) in operating liabilities:
Accounts payable	(1,429)	(257)
Accrued compensation, accrued expenses and other current and non-current liabilities	76	(1,138)
Customer deposits	1,305	2,087
Income taxes payable/receivable	904	1,354
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(94)	31

Net cash provided by operating activities	14,571	14,948

Investing activities:
Purchase of property, plant and equipment	(2,161)	(971)
Proceeds from disposal of property, plant and equipment	32	4
Purchase of investments	(80,495)	(60,488)
Redemption of investments at maturity	77,500	50,000

Net cash used by investing activities	(5,124)	(11,455)

Financing activities:
Principal repayments on capital lease obligations	(65)	(61)
Issuance of common stock	421	55
Dividends paid	(905)	(599)
Excess tax benefit (deficiency) on stock awards	220	(2)

Net cash used by financing activities	(329)	(607)

Effect of exchange rate changes on cash	95	35

Net increase in cash and cash equivalents	9,213	2,921
Cash and cash equivalents at beginning of period	24,194	25,189

Cash and cash equivalents at end of period	$33,407	$28,110

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham Corporation Third Quarter Fiscal 2014

EBITDA Reconciliation—Unaudited

($ in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$1,431	$3,047	$7,828	$7,052
+Net interest (income) expense	(21)	6	(33)	(309)
+Income taxes	578	887	3,645	2,826
+Depreciation & amortization	547	520	1,646	1,560

EBITDA	$2,535	$4,460	$13,086	$11,129

EBITDA margin %	10.8%	17.4%	17.2%	15.0%

EBITDA is defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham Corporation Third Quarter Fiscal 2014

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q113	Q213	Q313	Q413	FY2013	Q114	Q214	Q314
	6/30/12	9/30/12	12/31/12	3/31/13	Total	6/30/13	9/30/13	12/31/13
Orders	$19.7	$25.6	$24.6	$25.9	$95.8	$32.8	$48.4	$23.5
Backlog	$92.0	$91.8	$90.7	$85.8	$85.8	$90.4	$114.4	$114.6

SALES BY INDUSTRY FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total	Q2 9/30/13	% of Total	Q3 12/31/13	% of Total
Refining	$12.6	45%	$10.5	43%	$7.3	31%
Chemical/ Petrochemical	$4.6	16%	$4.0	16%	$5.4	23%
Power	$7.7	27%	$5.7	23%	$5.3	23%
Other Commercial and Industrial	$3.4	12%	$4.3	18%	$5.4	23%
Total	$28.3		$24.5		$23.4

SALES BY INDUSTRY FY 2013

($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q4 3/31/13	% of Total	FY2013	% of Total
Refining	$5.2	23%	$5.8	22%	$10.9	43%	$13.7	44%	$35.6	34%
Chemical/ Petrochemical	$5.6	25%	$8.3	32%	$6.5	25%	$4.9	16%	$25.3	24%
Power	$5.2	23%	$6.7	26%	$4.1	16%	$7.3	24%	$23.3	22%
Other Commercial and Industrial	$6.5	29%	$5.1	20%	$4.1	16%	$5.0	16%	$20.8	20%
Total	$22.5		$25.9		$25.6		$30.9		$105.0

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Graham Corporation Reports Results for Fiscal 2014 Third Quarter

January 31, 2014

Graham Corporation Third Quarter Fiscal 2014

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total	Q2 9/30/13	% of Total	Q3 12/31/13	% of Total
United States	$15.0	53%	$14.1	58%	$14.5	62%
Middle East	$1.5	5%	$0.9	4%	$0.8	3%
Asia	$6.5	23%	$2.8	11%	$1.5	7%
Other	$5.3	19%	$6.7	27%	$6.6	28%
Total	$28.3		$24.5		$23.4

SALES BY REGION FY 2013

($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q4 3/31/13	% of Total	FY2013	% of Total
United States	$12.6	56%	$15.3	59%	$11.4	45%	$16.4	53%	$55.7	53%
Middle East	$1.5	6%	$3.0	12%	$6.9	27%	$3.4	11%	$14.8	14%
Asia	$2.7	12%	$2.7	10%	$5.4	21%	$6.3	20%	$17.1	16%
Other	$5.8	26%	$4.9	19%	$1.9	7%	$4.8	16%	$17.4	17%
Total	$22.6		$25.9		$25.6		$30.9		$105.0

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